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                                                                    Exhibit 10.9








                   RESIDUAL ASSIGNMENT AND SERVICES AGREEMENT

                                  By And Among

                              SAXON MORTGAGE, INC.,

                        MERITECH MORTGAGE SERVICES, INC.,

                              SAXON CAPITAL, INC.,

                         SAXON CAPITAL ACQUISITION CORP.

                                       and

                             DOMINION CAPITAL, INC.

                                  June 7, 2001








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                                    EXHIBITS



EXHIBITS                                   DESCRIPTION
--------                                   -----------
Exhibit A                                  Schedule of Excluded Assets

Exhibit B                                  Hedging Arrangements

Exhibit C                                  List of Securitizations

Exhibit D                                  List of Operative Securitization Agreements

Exhibit E                                  Description of Residual Support Services and Analysis

Exhibit F                                  Description of Hedging Support Services and Analysis

Exhibit G                                  Schedule of Residual Projected Cash Flows

Exhibit H                                  Transferee Delivery Requirements

Exhibit I                                  List of Securitizations for which SMI Acts as Master Servicer





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                   RESIDUAL ASSIGNMENT AND SERVICES AGREEMENT

         THIS RESIDUAL ASSIGNMENT AND SERVICES AGREEMENT (this "Agreement") is entered into as of June 7, 2001, by and among Saxon Mortgage, Inc., a Virginia corporation ("SMI"), Meritech Mortgage Services, Inc., a Texas corporation ("Meritech"), Saxon Capital, Inc., a Virginia corporation ("SCI"), Saxon Capital Acquisition Corp., a Delaware corporation (the "Acquisition Corp."), and Dominion Capital, Inc., a Virginia corporation ("DCI").

                                    RECITALS

         WHEREAS, SMI and Meritech are subsidiaries of SCI, which with DCI and the Acquisition Corp. have entered into that certain Stock Purchase Agreement dated as of June 7, 2001 (the "Stock Purchase Agreement"), relating to the purchase by the Acquisition Corp. of all of the outstanding capital stock of SCI (the "Acquisition");

         WHEREAS, SMI or its wholly-owned subsidiary, Saxon Asset Securities Company ("SASCO") is the owner of each of the Excluded Assets (as that term is defined herein);

         WHEREAS, SMI has entered into Securitizations relating to the Residuals included among the Excluded Assets, and has made certain representations, warranties, covenants and agreements in connection with such Securitizations;

         WHEREAS, Meritech has acquired and presently holds the servicing rights related to the mortgage loans underlying the Residuals;

         WHEREAS, SCI owes DCI the Intercompany Debt, and immediately prior to the closing of the transaction contemplated by the Stock Purchase Agreement (the "Acquisition Closing"), DCI plans to convert the Intercompany Debt into additional capital of SCI;

          WHEREAS, immediately prior to the Acquisition Closing, the SMI Entities desire to distribute the Excluded Assets to DCI by way of liquidating distribution; and

         WHEREAS, the parties desire to undertake certain covenants, warranties and representations as set forth in this Agreement, and to provide for certain services to be provided to DCI relating to the Excluded Assets.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                                   AGREEMENT


                                   ARTICLE I.

                                   DEFINITIONS

SECTION 1.1.      DEFINITIONS.

         All capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement. In addition, except as otherwise expressly provided or unless the context otherwise requires, the following terms defined in this SECTION 1.1 shall have the following meanings:

         "ACCEPTABLE SUBSERVICING AGREEMENT" means an agreement required to be entered into pursuant to SECTION 11.2 of this Agreement with a Qualified Subservicer that (i) complies in all respects with the Securitization Documents, including without limitation any requirement that the SMI Entities remain primarily liable for obligations of a servicer thereunder, (ii) contains an agreement obligating the Qualified Subservicer to comply in all respects with this Agreement, (iii) contains an agreement obligating the Qualified Subservicer to perform all (and not less than all) servicing obligations under the Securitization Documents, (iv) contains an agreement obligating the Qualified Subservicer to comply in all respects with the Securitization Documents, including without limitation all requirements to make servicer related advances,
(v) contains other terms and conditions customary in similar transactions involving subservicing of securitized portfolios, and (vi) is in form and substance reasonably satisfactory to DCI and the Acquisition Corp.

         "ACTUAL CASH FLOWS" shall have the meaning assigned to it in SECTION
8.7.

         "APPLICABLE PERCENTAGE" shall have the meaning assigned to it in
SECTION 8.7.

         "BASE AMOUNT" shall have the meaning set forth in SECTION 10.6(a).

         "BENEFICIAL OWNERSHIP" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

         "CHANGE OF CONTROL TRANSACTION" means a transaction which would result in any Person or Group of Persons acquiring, directly or indirectly, (i) all or substantially all of the assets, business or operations of the Acquisition Corp., (ii) by way of merger, consolidation, share exchange, other business combination or otherwise (x) in excess of 50% of the Beneficial Ownership of the outstanding capital stock of, or the power to elect more than 50% of the directors of, the Acquisition Corp., SMI or Meritech or (iii) all or substantially all of the assets, business or operations of Meritech or SMI or such lesser portion of such assets, business or operations, the transfer or disposition of which could reasonably be expected to materially and adversely affect the ability of SMI or Meritech to perform its obligations under the Securitization Documents and this Agreement, except that in no event shall the following constitute a Change of Control Transaction: (a) the sale of stock of the Acquisition Corp. to FBR, and the resales by FBR of such stock to third parties and/or the registration under the Securities Act of 1933, as



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amended, of the resales by such third parties of such stock, in, pursuant to or as a result of, the Offering, (b) any subsequent public, private or similar offering of capital stock by the Acquisition Corp. in a transaction that does not otherwise result in an event described in clauses (i), (ii) or (iii) of this definition, (c) ordinary course of business mortgage loan warehouse financings, servicer advance receivables financings or securitization financings by the SMI Entities, or (d) whole loan sales by the SMI Entities in the secondary market.

         "CLAIM" shall have the meaning assigned to it in SECTION 10.4.

         A "CLEAN-UP CALL" or "CLEAN-UP CALL OPTION" shall mean an optional termination provided for in a Trust Agreement.

         "DCI INDEMNITY AMOUNT" shall have the meaning assigned to it in SECTION 10.6(a).

         "DISQUALIFIED CHANGE OF CONTROL TRANSACTION" means a proposed Change of Control Transaction which occurs within three years after the date of the Acquisition Closing in which the applicable Person or Group (i) does not have the Servicer Rating and (ii) does not agree to maintain Meritech in Substantially the Same Condition for a continuous period from the consummation of the proposed Change of Control Transaction until the third anniversary of the Acquisition Closing.

         "DISTRIBUTION DATE" shall have the meaning assigned to it in SECTION
8.7.

         "DISTRIBUTION MONTH" shall have the meaning assigned to it in SECTION 8.7.

         "EXCLUDED ASSETS" shall mean (i) the Residuals; (ii) all Prepayment Penalties, to the extent that such Prepayment Penalties are not assets of a Securitization Trust, (iii) the rights to all Prepayment Penalties that are assets of a Securitization Trust but are not otherwise pledged for the benefit of a Class A or Class B certificate of such Trust; and (iv) the Hedging Arrangements, and shall include without limitation the Excluded Assets in the name of the entity that currently holds each respective Excluded Asset as set forth in EXHIBIT A attached hereto. The term "Excluded Assets" shall not include mortgage servicing rights or servicing or master servicing fees to be paid to any SMI Entity pursuant to the Securitization Documents.

         "EXCLUDED ASSETS VALUE" shall have the meaning assigned to it in
SECTION 2.1(c).

         "FBR" shall mean Friedman, Billings, Ramsey & Co., Inc.

         "FITCH" shall mean Fitch, Inc., or any successor thereto.

         "GROUP" shall have the meaning set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

         "HEDGING ARRANGEMENTS" shall mean the hedging agreements listed on EXHIBIT B attached hereto.

         "INDEMNIFIED DCI CLAIMS" shall have the meaning assigned to it in
SECTION 10.2.

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         "INDEMNIFIED DCI PARTY" shall have the meaning assigned to it in
SECTION 10.2.

         "INDEMNIFIED SCI CLAIMS" shall have the meaning assigned to it in
SECTION 10.1.

         "INDEMNIFIED SCI PARTY" shall have the meaning assigned to it in
SECTION 10.1.

         "INDEMNITEE" shall have the meaning assigned to it in SECTION 10.4.

         "INDEMNITOR" shall have the meaning assigned to it in SECTION 10.4.

         "LOSSES" shall have the meaning assigned to it in SECTION 10.1(a).

         "NEGATIVE CASH FLOW AMOUNT" shall have the meaning set forth in SECTION 8.7(a) of this Agreement.

         "PREPAYMENT PENALTY" shall mean any charge, fee or other amount to be paid by a Borrower in connection with prepayments of principal indebtedness pursuant to any Related Mortgage Loan pursuant to the related mortgage loan documents.

         "PROJECTED CASH FLOWS" shall have the meaning assigned to it in SECTION 8.7.

         "QUALIFIED SUBSERVICER" means a mortgage loan servicing company acceptable to the master servicer and the rating agencies rating the applicable Securitizations and that otherwise meets all servicer eligibility requirements in the Securitization Documents, it being understood that a Qualified Servicer whose bid is solicited pursuant to SECTION 11.2 hereof is deemed to be acceptable to the master servicer.

         "REALIZATION PERCENTAGE" shall have the meaning assigned to it in
SECTION 8.7.

         "RELATED MORTGAGE LOAN" shall mean a mortgage loan which is included in a Securitization trust.

         "RESIDUAL" shall mean each Excluded Asset that consists of an interest in a trust existing pursuant to a Securitization, a certificate issued by such a trust, or a right to receive cash payments from such a trust; including without limitation such replacements, reissuances, cash or other property as may be distributed to the holder of such an interest pursuant to an exercise of a clean up call option contained in the related Securitization documents, or a re-securitization of assets held by such a trust, and the Residuals set forth on EXHIBIT A attached hereto. The term "Residual" does not include mortgage servicing rights or servicing fees or master servicing fees to be paid to any SMI Entity pursuant to the Securitization Documents.

         "RESIDUAL CLOSING" shall have the meaning assigned to it in SECTION
3.1.

         "SECURITIZATIONS" means the securitization transactions listed on attached EXHIBIT C as to which any SMI Entity or SASCO was the seller, depositor, master servicer, servicer, guarantor, credit support provider, sponsor or originator.



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         "SECURITIZATION DOCUMENTS" means the agreements listed on attached
EXHIBIT D with respect to the Securitizations as the same are in effect as of the date hereof.

         "SERVICING GUIDE" means with respect to the servicing of each group of loans related to each of the Residuals, the applicable edition (as specified in the applicable Securitization Documents) of the Servicing Guide for Credit Sensitive Loans of the SMI Entities, as in effect as of the date hereof.

         "SERVICER RATING" shall mean (i) a sub-prime mortgage loan Residential Primary Servicer rating of "2" or better by Fitch, (ii) a sub-prime mortgage loan Residential Primary Servicer rating by Standard & Poor's of "Above Average" or better, or (iii) a sub-prime mortgage loan Residential Primary Servicer rating comparable to a "2" or better rating by Fitch, or an "Above Average" or better rating by Standard and Poor's, of a nationally recognized statistical rating agency that then rates sub-prime mortgage loan Residential Primary Servicers.

         "SMI ENTITIES" means SCI, SMI and Meritech.

         "SPA INDEMNITY CLAIMS" shall have the meaning set forth in SECTION 7.3.

         "STANDARD & POOR'S" shall mean Standard & Poor's Ratings Services, or any successor thereto.

         "SUBSTANTIALLY THE SAME CONDITION" means, with respect to Meritech, that upon the consummation of a proposed Change of Control Transaction, Meritech (or its successor entity) shall: (i) continue to conduct the servicing operations of Meritech relating to the Securitizations in compliance with the Servicing Guide, the Securitization Documents and this Agreement, (ii) have at least the same capitalization as Meritech had immediately before such consummation, (iii) keep in place the then current primary servicing systems of Meritech, (iv) keep in place substantially the same legal and regulatory compliance program as Meritech had immediately before such consummation and (v) have at least one senior executive officer directly responsible for and overseeing all servicing operations having at least 10 years experience in the mortgage servicing industry (at least 3 of which are in the sub-prime mortgage servicing industry) and at least 3 years experience in the mortgage loan servicing industry in a senior executive capacity at least a portion of which is in the sub-prime mortgage servicing industry.

         "SUBSERVICING RIGHT" shall have the meaning set forth in SECTION 11.2 of this Agreement.

         "TRANSFEREE DELIVERY REQUIREMENTS" means the requirements contained in the applicable Securitization Documents for the transfer of ownership of the Residuals, which are summarized in EXHIBIT H attached hereto.

         "TRUST AGREEMENT" means the Trust Agreement with respect to a Securitization together with the Standard Terms to Trust Agreement incorporated by reference into such Trust Agreement.

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SECTION 1.2.      INTERPRETATION.

         The headings preceding the text of Articles, Sections, subsections, Exhibits and Schedules included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms "including" or "include" shall, in all cases, mean "including, without limitation," and "include, without limitation," respectively. The use of the masculine, feminine or neuter gender herein shall, as applicable, also refer to the other genders. Except as the context otherwise requires, the use of the singular form of any term shall also refer to the plural, and vice versa. Unless the context otherwise requires, whenever the terms "hereto," "hereunder," "herein" or "hereof" are used in this Agreement, such terms shall be construed as referring to this Agreement and references to "Articles," "Sections," " subsections," "paragraphs," " subparagraphs," "clauses," "Schedules," "Exhibits" and "Recitals" shall be construed as referring to those of this Agreement.

                                   ARTICLE II.

                          ASSIGNMENT OF EXCLUDED ASSETS

SECTION 2.1.      ASSIGNMENT OF EXCLUDED ASSETS.

         Upon the terms and subject to the conditions hereinafter set forth:

         (a) Immediately prior to the Acquisition Closing, and after taking into account all adjustments to the Intercompany Debt relating to reversals of accruals contemplated by the Stock Purchase Agreement, the Intercompany Debt shall be converted into additional capital of SCI in the manner provided in the Stock Purchase Agreement, and such Intercompany Debt shall thereafter be extinguished.

         (b) At the Acquisition Closing, SMI shall, or at the direction of SCI the applicable SMI Entity shall distribute or cause to be distributed to DCI or one or more Affiliates of DCI designated in writing by DCI free and clear of all Encumbrances, and DCI or such designee(s) shall accept and acquire from SMI, all of the Excluded Assets by way of partial liquidating distribution. To the extent that SASCO is the legal, beneficial or record owner of any of the Excluded Assets, SMI shall cause SASCO to take all actions necessary or appropriate to convey and transfer such Excluded Assets to SMI free and clear of all Encumbrances immediately before the Acquisition Closing to permit SMI and SCI to comply with this SECTION 2.1(b).

         (c) The value of the Excluded Assets (the "Excluded Assets Value") as of the Acquisition Closing shall be equal to the net book value of the Excluded Assets as shown on the Unaudited Closing Balance Sheet or in notes thereto.

         (d) SMI shall prepare and deliver to DCI the Unaudited Closing Balance Sheet at least five (5) Business Days before the date of the Acquisition Closing. Based on the Unaudited Closing Balance Sheet, DCI and SMI shall calculate and agree upon the Excluded Assets Value. Upon DCI's request, SMI shall make available to DCI and DCI's representatives, prior to the Acquisition Closing, such workpapers and records as DCI shall reasonably request to verify any information presented in the Unaudited Closing Date Balance Sheet relating to the Excluded Assets.

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SECTION 2.2.      ADJUSTMENT TO EXCLUDED ASSETS VALUE.

         The Excluded Assets Value shall be adjusted at the Acquisition Closing or as soon thereafter as practicable to reflect assignment of and payment to DCI of all cash actually received by of the SMI Entities in their capacity as holder of any Excluded Asset after the date of the Unaudited Closing Date Balance Sheet through the last Business Day prior to the date of the Acquisition Closing, it being agreed that any additional cash that may be received by any of the SMI Entities or SASCO on or after the date of the Acquisition Closing with respect to the Excluded Assets shall belong to DCI, and shall promptly be paid over to DCI.

                                  ARTICLE III.

                                     CLOSING

SECTION 3.1.      THE CLOSING.

         The consummation of the transactions provided for in this Agreement (the "Residual Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, immediately prior to the Acquisition Closing on the Closing Date (as that term is defined in the Stock Purchase Agreement).

SECTION 3.2.      DELIVERIES OF THE SMI ENTITIES.

         At the Residual Closing, the SMI Entities, as applicable, shall deliver or cause to be delivered to DCI the following:

         (a) Certificates evidencing those Excluded Assets that are certificated, appropriately endorsed; documentation satisfactory to DCI with respect to certificates representing any Excluded Assets that are determined to be lost, damaged or destroyed; and a bill of sale and assignment for those Excluded Assets that are not certificated;

         (b) Evidence satisfactory to DCI that the SMI Entities have taken all actions required by the applicable Securitization trustees and trustees' agents to be taken by the SMI Entities in connection with the transfer to DCI of those Excluded Assets that are not certificated;

         (c) Evidence satisfactory to DCI that the transfer to DCI of those Excluded Assets that are not certificated have been appropriately noted in all relevant books and records reflecting the ownership of such assets;

         (d) Books, files, and records of the SMI Entities relating to the Excluded Assets (except such records as shall be delivered at a later time pursuant to SECTION 7.1 of this Agreement);

         (e) Certified copies of resolutions, duly adopted by the Boards of Directors of each of the SMI Entities, which shall be in full force and effect at the time of the Residual Closing, authorizing the execution, delivery and



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                  performance by the parties of this Agreement and the
                  consummation of the transactions contemplated hereby and thereby;

         (f) An officer's certificate of Meritech certifying as of the date of the Residual Closing that each copy of the Servicing Guide attached thereto is the applicable Servicing Guide in effect as of such date;

         (g) Such documents as are reasonably required to be delivered by the SMI Entities to DCI to effectuate the transfer of the Hedging Arrangements to DCI, and satisfactory evidence that such transfers have been duly reflected in the records of the trading counterparties with respect to each of the Hedging Arrangements;

         (h) Copies of all record volumes or closing binders containing all Securitization Documents and closing and related documents for each of the Securitizations, accompanied by an officer's certificate certifying that such volumes and binders are complete; and

         (i) Such other documents as may be reasonably required to be delivered by the SMI Entities to effectuate the transfer of the Excluded Assets to DCI, free and clear of all Encumbrances, and the consummation of the transactions contemplated hereby.

SECTION 3.3.      DCI'S DELIVERIES.

         At the Residual Closing, DCI shall deliver to the SMI Entities:

         (a) Certified copies of resolutions, duly adopted by the Board of Directors of DCI, which shall be in full force and effect at the time of the Residual Closing, authorizing the execution, delivery and performance by DCI of this Agreement and the consummation of the transactions contemplated hereby; and

         (b) Certified copies of documents evidencing DCI's performance of the Transferee Delivery Requirements and the acceptance of such performance by the applicable Securitization trustees and trustees' agents.

SECTION 3.4.      THE ACQUISITION CORP.'S DELIVERIES.

         At the Residual Closing, the Acquisition Corp. shall deliver to DCI certified copies of resolutions, duly adopted by the Board of Directors of the Acquisition Corp., which shall be in full force and effect at the time of the Residual Closing, authorizing the execution, delivery and performance by the Acquisition Corp. of this Agreement and the consummation of the transactions contemplated hereby.

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SECTION 3.5.      FURTHER ASSURANCES.

         After the Residual Closing, each of the parties hereto shall use commercially reasonable efforts from time to time to execute and deliver at the request of any other party to this Agreement such additional documents and instruments as may be reasonably required to carry out the intent of this Agreement and the transactions contemplated hereby, including the SMI Entities providing whatever documents or other evidence of title as may be reasonably requested by DCI to confirm DCI's ownership of the Excluded Assets.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SMI ENTITIES

         In order to induce DCI to enter into this Agreement and to consummate the transactions contemplated hereby, the SMI Entities jointly and severally represent and warrant to DCI as follows:

SECTION 4.1.      ORGANIZATION.

         Each of the SMI Entities is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective operations as and where now being conducted. Each of the SMI Entities is duly licensed or qualified to do business in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such licensing or qualification necessary, except in any such jurisdictions where the failure to be so duly licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.2.      AUTHORIZATION.

         Each of the SMI Entities has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All corporate activities and proceedings necessary to be taken by or on the part of each of the SMI Entities in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of the SMI Entities, and no other corporate proceedings or stockholder approvals on the part of any of the SMI Entities are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the SMI Entities and constitutes the legal, valid and binding obligation of each of the SMI Entities, enforceable against any of them in accordance with and subject to its terms, except that such enforcement may be subject to the Enforceability Exceptions.

SECTION 4.3.      CONSENTS AND APPROVALS; NO VIOLATIONS.

         Assuming performance by DCI of the Transferee Delivery Requirements, neither the execution and delivery of this Agreement nor the consummation by the SMI Entities of the



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transactions contemplated hereby will (a) require any filing by any of them with, or the obtaining by any of them of, any permit, license, authorization, declaration, application, transfer, consent or approval of, any Governmental Authority, (b) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any terms, conditions or provisions of any material note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease, Securitization Document, Permit, Material Contract, Hedging Arrangement, or other material contract, instrument or obligation to which any of the SMI Entities is a party or by which any of them, or any of their respective assets, may be bound, (d) result in the creation or imposition of any Encumbrance upon the Excluded Assets, or give to any Person any interest or right in any of the assets or business of the SMI Entities, or (e) violate any law, order, injunction, decree, statute, rule or regulation of any Governmental Authority.

                                   ARTICLE V.

                      REPRESENTATIONS AND WARRANTIES OF DCI

         In order to induce the SMI Entities and the Acquisition Corp. to enter into this Agreement and to consummate the transactions contemplated hereby, DCI hereby represents and warrants to the SMI Entities and the Acquisition Corp. as follows:

SECTION 5.1.      CORPORATE STATUS.

         DCI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective operations as and where now being conducted.

SECTION 5.2.      CORPORATE AUTHORITY.

         DCI has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All corporate actions and proceedings necessary to be taken by or on the part of DCI in connection with the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been duly and validly authorized by the Board of Directors of DCI, and no other corporate proceedings or stockholder approvals on the part of DCI are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DCI and constitutes the legal, valid and binding obligation of DCI, enforceable against it in accordance with and subject to its terms, except for the Enforceability Exceptions.

SECTION 5.3.      CONSENTS AND APPROVALS; NO VIOLATIONS.

         Neither the execution and delivery of this Agreement nor the consummation by DCI of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of DCI, (b) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under,

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any terms, conditions or provisions of any material note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other material contract, instrument or obligation to which DCI is a party or by which DCI or any of its assets, may be bound, (c) violate any law, order, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to DCI, or
(d) require filing by DCI with, or the obtaining by DCI of, any permit, license, authority, declaration, application, transfer, consent, or approval of any Governmental Authority.

SECTION 5.4.      QUALIFIED HOLDER.

         DCI is a "Qualified Institutional Buyer" and is not a "Disqualified Organization" as those terms are defined in the Trust Agreements relating to the Securitizations, and in all other respects is capable of satisfying, and as of the date of the Residual Closing will have satisfied, all of the Transferee Delivery Requirements.

                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                            OF THE ACQUISITION CORP.

         In order to induce DCI to enter into this Agreement and to consummate the transactions contemplated hereby, the Acquisition Corp. represents and warrants to DCI as follows:

SECTION 6.1.      ORGANIZATION.

         The Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective operations as and where now being conducted. The Acquisition Corp. is duly licensed or qualified to do business in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such licensing or qualification necessary, except in any such jurisdictions where the failure to be so duly licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 6.2.      AUTHORIZATION.

         The Acquisition Corp. has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All corporate activities and proceedings necessary to be taken by or on the part of each of the Acquisition Corp. in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Acquisition Corp., and no other corporate proceedings or stockholder approvals on the part of the Acquisition Corp. are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquisition Corp. and constitutes the legal, valid and binding obligation of the Acquisition Corp., enforceable against it in accordance with and subject to its terms, except that such enforcement may be subject to the Enforceability Exceptions.

SECTION 6.3.      CONSENTS AND APPROVALS; NO VIOLATIONS.

         Neither the execution and delivery of this Agreement nor the consummation by the Acquisition Corp. of the transactions contemplated hereby will (a) require any filing by any of them with, or the obtaining by any of them of, any permit, license, authorization, declaration, application, transfer, consent or approval of, any Governmental Authority, (b) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any terms, conditions or provisions of any material note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease, or other material contract, instrument or obligation to which the Acquisition Corp. is a party or by which any of them, or any of their respective assets, may be bound, (d) result in the creation or imposition of any Encumbrance upon the Excluded Assets other than Permitted Encumbrances, or give to any Person any interest or right in any of the assets or business of the Acquisition Corp., or (e) violate any law, order, injunction, decree, statute, rule or regulation of any Governmental Authority.

                                  ARTICLE VII.

                                   COVENANTS

SECTION 7.1.      COOPERATION; RECORD RETENTION.

         The SMI Entities agree to deliver to DCI at or as soon as practicable after the Residual Closing all books and records of any of the SMI Entities to the extent relating exclusively to the Excluded Assets (including correspondence, memoranda, books of account, and the like). All information or records relating to the Excluded Assets which are not delivered to DCI pursuant hereto will be preserved by the SMI Entities until DCI advises in writing that they may be destroyed. The SMI Entities will permit DCI and its authorized representatives (including its internal and independent accountants) to have reasonable access to, and examine and make copies of, in each case, during normal business hours, all information, books and records not delivered to DCI pursuant to this Agreement, as reasonably requested by DCI relating to the Excluded Assets. All books and records delivered by SMI to DCI pursuant to this Section will be preserved by DCI for the same period of time as specified in the Section for SMI's retention duties, and DCI will permit SMI and its authorized representatives to have reasonable access to, and examine and make copies of, in each case, during normal business hours, all such books and records as reasonably requested by SMI.

SECTION 7.2.      ACCESS.

         The SMI Entities will permit DCI and its authorized representatives (including its internal and independent accountants) to have reasonable access to, and examine and make copies of, in each case, during normal business hours, all such information or records, and to have reasonable access during normal business hours to the management of the SMI Entities, as may be reasonably requested by DCI to permit it to evaluate the performance of the SMI Entities of their respective obligations to DCI under this Agreement.

SECTION 7.3.      CONTINUED EXISTENCE OF SELLER.

         DCI agrees that during the period from the Residual Closing until the date the DCI Indemnity Amount has been reduced to zero, it shall maintain (x) its legal existence and not liquidate, dissolve or wind up, and (y) a minimum consolidated tangible net worth in an amount equal to the DCI Indemnity Amount, as the same may be reduced from time to time in accordance with SECTION 10.6(a) of this Agreement; provided that during the period from the Residual Closing until the third anniversary of the Residual Closing, DCI shall maintain a minimum consolidated tangible net worth in an amount not less than the Purchase Price, as the same may be reduced from time to time by the amount of Indemnified Purchaser Claims paid by DCI pursuant to Section 11.1 of the Stock Purchase Agreement (the "SPA Indemnity Claims") and by payments by DCI of Indemnified SCI Claims pursuant to SECTION 10.1 of this Agreement. For purposes of this SECTION 7.3, the tangible net worth of DCI as of any calculation date shall include the net fair market value of the Excluded Assets owned by DCI as of such calculation date, but there shall not be deducted any reserve that may be established with respect to indemnity obligations of DCI under this Agreement or the Stock Purchase Agreement. It is understood that DCI may convert from corporate to limited liability company or other form without violating the covenant contained in clause (x) of this SECTION 7.3.

SECTION 7.4.      COMPLIANCE PROGRAM.

         The SMI Entities agree that at and after the Residual Closing they will maintain and conduct their legal and regulatory compliance functions related to loan origination and servicing with the same degree of care and in the manner as such program is maintained and conducted on the date hereof.

SECTION 7.5.      PAYMENT.

         The SMI Entities agree at and after the Residual Closing to timely perform all of their respective obligations with respect to remittances of funds as set forth in the Securitization Documents related to each of the Residuals, and to pay DCI by wire transfer on each Distribution Date all Prepayment Penalties with respect to the preceding calendar month to the extent included in the Excluded Assets. The SMI Entities shall provide to DCI at the time of each such payment a report relating to the components of all payments required to be made hereunder in such detail as may be reasonably requested by DCI.

                                  ARTICLE VIII.

             RESIDUAL SERVICES AND LOAN SERVICING; RELATED COVENANTS

         Provided that the Residual Closing occurs, the parties agree as follows:

SECTION 8.1.      RESIDUAL SUPPORT SERVICES AND ANALYSIS.

         (a) Meritech will provide necessary data to SMI, and SMI shall, on a monthly basis and in a timely manner consistent with DCI's schedule for closing its books of account, perform analysis concerning the performance of the Residuals and provide to DCI reports ("Residual Reports") derived from such analysis as required to support DCI's decisions, from time to time, regarding the assumptions (collectively, the "Assumptions") relating to discount rates, loss projections, and prepayment speeds that DCI advises are necessary in determining the value of the Residuals as such value will be reflected on the books of DCI after the Residual Closing, together with calculations of the current values, as of the effective dates of each Residual Report, of each of the Residuals, based on the Assumptions that DCI has directed SMI to use pursuant to this SECTION 8.1(a). DCI shall inform SMI, in writing, from time to time of the changes, if any, that DCI determines DCI wishes to have SMI use in performing such analysis and value calculations for subsequent Residual Reports. Beginning at the date of the Residual Closing and continuing thereafter until otherwise notified in writing by DCI, SMI shall use the Assumptions used by SMI as of the date of the Residual Closing for purposes of subsequent Residual Reports. The Residual Reports shall be substantially of the form as set forth in EXHIBIT E attached hereto, or such other reasonable form and content as may be adopted by mutual agreement in writing.

         (b) SMI and Meritech shall make available or cause to be made available to DCI a complete copy of each notice, notification, report, certificate, statement or other communication provided or received by any SMI party in any capacity to or from any Person in connection with the Securitizations, including without limitation the reports specified in Sections 3.03 or 3.04 of the Trust Agreements relating to the Securitizations and any notice, notification or communication of any breach of any Securitization Document, at the same time any such notice, notification, report or communication is made available to or received from such Person.

         (c) The obligations of Meritech and SMI to perform the services described in this SECTION 8.1 shall terminate as to each of the Residuals upon the earlier of (i) one month after completion of exercise of a call option related to such Residual as described in SECTION 8.2, or (ii) delivery of the report described in SECTION 8.1(a) relating to the month in which final distribution is made with respect to such Residual.

SECTION 8.2.      CALL OPTIONS RELATED TO RESIDUALS.

         SMI shall exercise commercially reasonable efforts to provide DCI at least 30 days notice prior to the date that each clean-up call option contained in the Securitization Documents related to each of the Residuals is expected to be exercisable, and in any event promptly following the date that each such clean-up call option becomes exercisable, and a report setting forth the analysis upon which SMI, as master servicer, as holder of the clean-up call option pursuant to the applicable Securitization Documents, shall have determined either to exercise or not exercise such call option and the effect of such exercise on the Excluded Assets Value.

SECTION 8.3.      HEDGING SUPPORT SERVICES AND ANALYSIS.

         SMI shall perform hedging analysis related to the Residuals, and provide to DCI reports ("Residual Hedge Reports") derived from such analysis, on a weekly basis and in a timely manner consistent with DCI's schedule for closing its books of account, as required to support DCI's decisions, from time to time, relating to changes, if any, that DCI may determine to make with respect to the Hedging Arrangements. DCI shall be responsible for arranging for the execution of any trading transaction related to the Hedging Arrangements on and after the date of the Residual Closing, including entering into such agreements with qualified broker/dealers as such broker/dealers may require in connection with such transactions. Beginning at the date of the Residual Closing and continuing thereafter until otherwise notified in writing by DCI, SMI shall prepare the Residual Hedge Reports based on the Hedging Arrangements as shown on EXHIBIT B hereto. DCI shall notify SMI in writing of any changes in the Hedging Arrangements that DCI has caused to be executed and which DCI wishes SMI to reflect subsequent Residual Hedge Reports. The Residual Hedge Reports shall be substantially in the form set forth in EXHIBIT F attached hereto, or such other reasonable form and content as may be adopted by mutual agreement in writing.

SECTION 8.4.      RE-SECURITIZATION TRANSACTION.

         If requested by DCI, the SMI Entities will use their reasonable best efforts to arrange and assist DCI in the evaluation and execution of a re-securitization transaction with respect to some or all of the Residuals, on terms acceptable to DCI. DCI shall be responsible for all underwriting, registration, legal, accounting, and other similar third-party fees related to any such transaction. At the time of such request by DCI, DCI and the SMI Entities shall negotiate in good faith regarding compensation to be paid by DCI to the SMI Entities for their services in connection with such a transaction.

SECTION 8.5.      CONTINUED LOAN SERVICING.

         (a) None of the SMI Entities shall voluntarily resign as master servicer or servicer or any other capacity in which they or any of them serve under the Securitization Documents.

         (b) In addition to the compensation described in SECTION 8.7, Meritech and SMI shall continue to be entitled respectively to the servicing and master servicing compensation as provided in the Securitization Documents.

SECTION 8.6.      NON-WAIVER OF PREPAYMENT PENALTIES.

         The SMI Entities will not (and will cause their employees not to) waive any Prepayment Penalty, or part of a Prepayment Penalty, in connection with any Mortgage Loan unless (i) such waiver would, in the reasonable judgment of Meritech, maximize recovery of total proceeds taking into account the value of such Prepayment Penalty and Related Mortgage Loan and, if such waiver is made in connection with a refinancing of such Related Mortgage Loan, such refinancing is related to a default or a reasonably foreseeable default; (ii) the Related Mortgage Loan indebtedness has been accelerated; (iii) Meritech obtains a written opinion of counsel, which may be in-house counsel for Meritech, opining that the Prepayment Penalty is not legally enforceable in the circumstances under which the related prepayment occurs; or (iv) such waiver is made in connection with a refinancing of the Related Mortgage Loan unrelated to a default or a reasonable foreseeable default where (x) the related Mortgagor has stated to Meritech an intention to refinance the Related Mortgage Loan without solicitation of such refinancing and (y) Meritech has concluded in its reasonable judgment that the waiver of such Prepayment Penalty would induce such Mortgagor to refinance with Meritech. If a Prepayment Penalty is waived as permitted by meeting the standards described in clause (iv) above, then Meritech shall pay the amount of such waived Prepayment Penalty by remitting such amount, together with and at the time that the amount prepaid on the Related Mortgage Loan is required to be remitted by

Meritech, into the appropriate bank account maintained by Meritech for the benefit of DCI in accordance with the provisions of this Agreement.

SECTION 8.7.      COMPENSATION FOR RESIDUAL SERVICES.

         (a) The following terms used in this SECTION 8.7 shall have the following meanings:

         "ACTUAL CASH FLOWS" shall mean, with respect to each Residual, as to any Distribution Month, (i) the amount of cash actually distributed with respect to such Residual for such Distribution Month by the applicable trustee or payment agent acting pursuant to the applicable Securitization Document, (ii) plus (or minus) realized cash flows from (or to) related hedges for such Distribution Month and (iii) minus the amount of all indemnification payments made by DCI pursuant to SECTION 10.1(b) of this Agreement during such Distribution Month. To the extent that amounts subtracted pursuant to clauses
(ii) or (iii) of this definition would result in Actual Cash Flow being a negative number (the "Negative Cash Flow Amount"), such Negative Cash Flow Amount will be carried over and applied to reduce Actual Cash Flows relating to subsequent Distribution Month(s) until the Negative Cash Flow Amount is reduced to zero.

         "APPLICABLE PERCENTAGE" shall have the meaning assigned to it in
SECTION 8.7(b).

         "DISTRIBUTION DATE" shall mean, with respect to each Residual, the day of each calendar month on which distributions with respect to such Residual are to be made by the applicable trustee or payment agent acting pursuant to the applicable Securitization Documents.

         "DISTRIBUTION MONTH" shall mean, with respect to any Distribution Date, the one-month period of collections of payments and remittances related to the distribution made on such Distribution Date by the applicable trustee or payment agent acting pursuant to the applicable Securitization Documents.

         "PROJECTED CASH FLOWS" shall mean, with respect to each Residual and as to any Distribution Month, the amount of cash projected to be distributed with respect to such Residual, as set forth in the schedule attached hereto as EXHIBIT G, to be updated at the Residual Closing, which updated projection will be mutually agreed upon by DCI and the SMI Entities.

         "REALIZATION PERCENTAGE" shall have the meaning assigned to it in
SECTION 8.7(b).

         (b) As compensation for the services described in SECTIONS 8.1, 8.2, AND 8.3, DCI will pay SMI monthly, by wire transfer of immediately available funds within 2 business days following each Distribution Date, or pursuant to such other payment procedure as may be mutually agreed by DCI and SMI, a fee equal to the greater of the Calculated Fee (minus any Recapture Payments determined pursuant to SECTION 8.7 (c)) or the Minimum Fee. For any month the Calculated Fee shall be the amount equal to the Actual Cash Flows for the related Distribution Month multiplied by a percentage (the "Applicable Percentage") determined pursuant to the table below for each Distribution Month, provided that the Calculated Fee for any month shall in no event be less than zero. The term "Realization Percentage" shall mean, as to any Distribution Month, the portion of Projected Cash Flows actually collected, expressed as a percentage, the numerator of which is the amount of the Actual Cash Flows for such Distribution

Month, and the denominator of which is the amount of the Projected Cash Flows for such Distribution Month.

----------------------------------------------------------------------------------------------------------------------
If the Realization  Percentage for such    And the Realization Percentage for      Then the Applicable Percentage for
Distribution Month is at least:            such Distribution Month is less than:   such Distribution Month is:
----------------------------------------------------------------------------------------------------------------------
0% or less                                 60%                                       0%
----------------------------------------------------------------------------------------------------------------------
60%                                        70%                                       1.25%
----------------------------------------------------------------------------------------------------------------------
70%                                        85%                                       1.42%
----------------------------------------------------------------------------------------------------------------------
85%                                        100%                                      1.58%
----------------------------------------------------------------------------------------------------------------------

If the Realization Percentage for such Month is 100% or greater, then the
Applicable Percentage for such Month is 1.75%
----------------------------------------------------------------------------------------------------------------------

         (c) For any month for which the amount of the Calculated Fee would be an amount less than $10,000.00 (each a "Minimum Fee Month"), in lieu of the Calculated Fee DCI will pay SMI, by wire transfer of immediately available funds within 2 business days following the applicable Distribution Date, or pursuant to such other payment procedure as may be mutually agreed by DCI and SMI, a fee in the amount of $10,000.00 (the "Minimum Fee"). With respect to each Minimum Fee Month, the difference between the Minimum Fee and the amount of the Calculated Fee for such month shall constitute the Recapture Amount for such month. As of any month during the term of this Agreement, the total of all Recapture Amounts for every prior month, minus the total of all Recapture Payments (as defined below) applied with respect to each prior month shall constitute the Accumulated Recapture Amount. The Calculated Fee for every month shall be reduced by an amount (the "Recapture Payment") equal to the lesser of the Accumulated Recapture Amount or the amount that reduces the Calculated Fee for such month to $10,000.00. All Recapture Payments shall be applied to reduce the Recapture Amounts that constitute the Accumulated Recapture Amount on a first in, first out basis. Recapture Payments to DCI shall be made solely by such reductions in Calculated Fees payable to SMI with respect to months subsequent to the earliest month for which a Recapture Amount is outstanding.

         (d) The parties agree that DCI shall timely provide to SMI, and SMI shall timely provide to DCI, to the extent not otherwise provided in the reports and analysis SMI shall deliver pursuant to SECTIONS 8.1 AND 8.3, from time to time all information and documents relating to Residual and hedge performance as reasonably required by either party to perform and verify the calculations contemplated by this SECTION 8.7.

         (e) The compensation specified in SECTION 8.7(b) shall be in addition to the servicing and master servicing compensation to which Meritech and SMI shall continue to be entitled as provided in the Investor Agreement related to each Securitization to which any Residual is related. Any additional compensation or fees of Meritech specifically related to the services described in SECTIONS 8.1, 8.2, AND 8.3 shall be the sole responsibility of SMI.

         (f) The obligation of DCI to make payments under this ARTICLE VIII shall terminate automatically at the time any of the SMI Entities (or any permitted successor(s) thereto) is terminated, removed or resigns as servicer or master servicer under the Securitization Documents or there is a Disqualified Change of Control Transaction.

SECTION 8.8.      NO SOLICITATION BY THE SMI ENTITIES.

         The SMI Entities each covenant and agree (on their behalf and on behalf of their Affiliates) that they shall not take or permit to be taken (and will cause their employees not to take) any action to solicit the refinancing of any Related Mortgage Loan following the Residual Closing or provide information to any other entity to solicit the refinancing of any Related Mortgage Loan; provided that, the foregoing shall not preclude SMI, Meritech, or any of their Affiliates from (i) engaging in solicitations to the general public by newspaper, radio, television or other media which are not directed toward the Borrowers, (ii) refinancing the Related Mortgage Loan of any Borrower who, without solicitation, contacts SMI, Meritech, or any of their Affiliates to request the refinancing of a Related Mortgage Loan, or (iii) making generally available on or in the website provided by an SMI Entity electronic links advising Borrowers that an SMI Entity generally provides refinancing services.

SECTION 8.9.      SERVICING RELATED OBLIGATIONS.

         The SMI Entities agree (i) to promptly perform their respective obligations under the Securitization Documents, including without limitation promptly remitting to DCI or to the related trustee or trustee's agent for distribution to DCI all amounts due with respect to the Residuals and other Excluded Assets; (ii) to promptly perform their respective obligations under the Securitization Documents (as applicable) and under this Agreement with respect to the collection and payment of Prepayment Penalties; (iii) for any Securitization with respect to which DCI (or its designee(s)) is at the time the registered holder of any related Excluded Assets, not to propose to seek any amendment of any of the related Securitization Documents (except for amendments relating solely to the ability of the SMI Entities to engage in servicing advance financing) without DCI's prior written consent, which consent shall not be unreasonably withheld, it being understood that the consent to any amendment that would reasonably be expected to have an adverse effect on the related Excluded Asset Value (as the same may exist at the time such amendment is proposed) may be withheld by DCI; (iv) to service the Mortgage Loans in accordance with all servicing and master servicing standards contained in the Securitization Documents as in effect on the date hereof; and (v), subject to
ARTICLE XI of this Agreement, not to, in any respect (A) directly or indirectly, sell, assign, transfer, encumber or otherwise dispose of all or a material portion of their respective assets, business or operations (it being understood that the warehouse financing, servicing advance financing and securitization activities normally engaged in by the SMI Entities shall not be deemed to violate this covenant in any event); (B) in the case of Meritech, sell, assign, transfer, encumber or otherwise dispose of a material portion of its servicing rights or servicing portfolio; or (C) change their respective businesses or operations, including the respective equity capitalization, if any such action described in subpart (A), (B) or (C) would adversely affect their respective abilities to perform their obligations hereunder or under the Securitization Documents.

                                   ARTICLE IX.

              CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE

         The respective obligations of each party to proceed with and consummate the Residual Closing are subject to the prior or simultaneous fulfillment of the following conditions by the respective parties:

SECTION 9.1.      REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) The representations and warranties of each party contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date, and shall then be true and correct except to the extent changes are permitted or contemplated pursuant to this Agreement; and

         (b) Each party shall have performed and complied with the applicable covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Residual Closing.

         (c) Each party shall have furnished to the others a certificate dated as of the Residual Closing to the effect that the conditions set forth in subsections (a) and (b) of this SECTION 9.1 applicable to such party have been satisfied.

SECTION 9.2.      STOCK PURCHASE AGREEMENT.

         All conditions to the obligations of any party to the Stock Purchase Agreement to proceed to Closing pursuant to the Stock Purchase Agreement (other than any conditions related to the consummation of the transactions contemplated hereby) shall have been fulfilled.

SECTION 9.3.      DELIVERIES.

         Each party shall have received the items respectively to be delivered pursuant to SECTIONS 3.2, 3.3 AND 3.4.


                                   ARTICLE X.

                                INDEMNIFICATION

SECTION 10.1.     BY DCI.

         If the Residual Closing occurs and subject to the limitations of SECTIONS 10.5, 10.6 and 10.7, DCI will indemnify and hold harmless the SMI Entities and the Acquisition Corp. (each an "Indemnified SCI Party"), from and against the following (referred to herein as the "Indemnified SCI Claims"):

         (a) Any and all damages, losses, claims, costs and expenses, including any interest, penalties, fines, reasonable attorneys' fees and costs and expenses incurred in the defense or settlement of any claims ("Losses"), incurred or suffered by any Indemnified SCI Party arising out of or related to any breach of a representation or warranty of DCI contained in this Agreement or any breach or nonfulfillment of any agreement or covenant to be performed by DCI after the Residual Closing pursuant to this Agreement.

         (b) The breach of any representation or warranty of the SMI Entities made in the Securitization Documents and the breach before the Residual Closing of any covenant or agreement of the SMI Entities contained in the Securitization Documents; provided that DCI shall have no obligation to indemnify any Indemnified SCI Party under this subsection (b) as to any Losses arising out of claims first asserted after the date of termination of the related Securitization trust pursuant to the exercise of a clean-up call option or as otherwise provided in the related Trust Agreement; provided further that any indemnity hereunder will only apply to the extent that a Person other than a party to this Agreement alleges such a breach, it being understood that the SMI Entities are not precluded by this proviso from making claims asserted against them by Securitization trustees, Class A or Class B certificateholders of Securitization trusts or any other third party with respect to matters to be indemnified against under this subsection (b); and provided further that, for the avoidance of doubt, it is understood that DCI shall have no obligation to indemnify under this subsection (b) with respect to any Losses associated with delinquent loans purchased from Securitization trusts pursuant to Section 2.03(f) of the Standard Terms to Trust Agreement incorporated into Trust Agreements without DCI's consent, which consent will not be unreasonably withheld.

         (c) Any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to the enforcement of this SECTION 10.1.

SECTION 10.2.     BY THE SMI ENTITIES.

         If the Residual Closing occurs and subject to the limitations of SECTIONS 10.5 and 10.6, the SMI Entities, jointly and severally, will indemnify and hold harmless DCI from and against the following (referred to herein as the "Indemnified DCI Claims"):

         (a) Any and all Losses incurred or suffered by DCI arising out of or related to:

             (i) any breach of a representation or warranty of the SMI Entities contained in this Agreement; or

            (ii) any breach or nonfulfillment of any agreement or covenant to be performed by any of the SMI Entities pursuant to this Agreement after the Residual Closing, including without limitation SECTIONS 8.6 and 8.8 hereof.

         (b) Any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to any of the foregoing or to the enforcement of this SECTION 10.2.

SECTION 10.2A.   BY THE ACQUISITION CORP.

         If the Residual Closing occurs and subject to the limitations of SECTIONS 10.5 and 10.6, the Acquisition Corp. will indemnify and hold harmless DCI from and against the following:

         (a) Any and all Losses incurred or suffered by DCI arising out of or related to any breach or nonfulfillment of any covenant to be performed by the Acquisition Corp. pursuant to SECTION 11.1 of this Agreement after the Residual Closing.

         (b) Any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to any of the foregoing or to the enforcement of this SECTION 10.2A.

SECTION 10.3.     ENTITLEMENT TO INDEMNIFICATION; EXCLUSIVITY.

         (a) Except as otherwise provided herein, DCI or each Indemnified SCI Party, as the case may be, shall be entitled to indemnity under SECTION 10.1 or 10.2, as applicable, for any and all claims as to which notice is given pursuant to SECTION 10.4 during the applicable period set forth in SECTION 10.5 and subject to the further requirements of SECTION 10.6. The termination of the representations and warranties contained in this Agreement shall not affect the respective rights of DCI or any SCI Indemnified Party, as applicable, to prosecute to conclusion any claim resulting from any breach of a representation or warranty as to which notice is given in good faith pursuant to SECTION 10.4 prior to the termination of such representation or warranty.

         (b) Other than claims for fraud or for injunctive or other equitable relief for performance required but not yet fulfilled under this Agreement, the indemnification provided in this ARTICLE X shall be the sole and exclusive remedy of any Indemnified SCI Party or DCI Party in respect of (i) the matters addressed in SECTIONS 10.1 and 10.2, respectively, or (ii) based directly or indirectly upon any rights or obligations established in this Agreement whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever.

SECTION 10.4.     NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

         The obligations of a party from whom indemnification is sought (the "Indemnitor") to indemnify the party seeking indemnification (the "Indemnitee") under SECTION 10.1 or 10.2 hereof, as the case may be, with respect to Losses resulting from the assertion of liability by third parties (a "Claim"), will be subject to the following terms and conditions:

         (a) Any party against whom any Claim is asserted will give the Indemnitor written notice of any such Claim promptly after learning of such Claim, and the Indemnitor may at its option undertake the defense thereof by representatives of its own choosing, who shall be reasonably satisfactory to the Indemnitee. Failure to give prompt notice of a Claim hereunder shall not affect an Indemnitor's obligations under this ARTICLE X, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure to give prompt notice. If an Indemnitor, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, or does not continue to defend the Claim in good faith, the Indemnitee against whom such claim has been made will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnitor, by representatives selected by the Indemnitee who shall be reasonably satisfactory to the Indemnitor. If an Indemnitor elects to assume the defense of such Claim, the Indemnitee shall have the right to employ (at its expense) its own counsel and to participate in such defense. If an Indemnitee reasonably believes that the handling of the defense by the Indemnitor may have a material adverse affect on any Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, jointly with the Indemnitor assume control of the defense of such Claim, provided that nothing in this sentence shall be deemed to relieve the Indemnitor of any liability it may have under this ARTICLE X.

         (b) Anything in this SECTION 10.4 to the contrary notwithstanding, the Indemnitor shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne in full by the Indemnitor, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

SECTION 10.5.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations and warranties of each of the parties contained in this Agreement shall survive the Residual Closing indefinitely.

SECTION 10.6.     LIMITATIONS ON INDEMNIFIED PARTIES' RIGHT TO INDEMNIFICATION.

         (a) Notwithstanding any other provisions of this Agreement, the maximum liability of DCI to indemnify the Indemnified SCI Parties for all Indemnified SCI Claims pursuant to SECTION 10.1 of this Agreement and for all SPA Indemnity Claims shall be limited to an aggregate amount (the "DCI Indemnity Amount") equal to the lesser of:

             (i) $310,000,000 or the amount of the gross proceeds of the Offering, if less than $310,000,000 (the "Base Amount"), subject to reduction, at the time DCI is obligated to pay an Indemnified SCI Claim, by the amount of all Indemnified SCI Claims and SPA Indemnity Claims previously paid by DCI; and

             (ii) An amount equal to the product of the Base Amount times a fraction, the numerator of which is the aggregate unpaid principal balance, as of any date of determination, of the Related Mortgage Loans, and the denominator of which is $5,230,436,000, or such other amount that constitutes the aggregate unpaid principal balance of the Related Mortgage Loans as of the end of the latest month prior to the Residual Closing for which the calculation of such aggregate amount is available.

; provided, however, that the DCI Indemnity Amount shall not be reduced to an amount less than the Purchase Price, as reduced from time to time by reductions under clause (i) above, during the three-year period following the date of the Residual Closing.

         (b) The foregoing provisions of this Agreement notwithstanding, the maximum liability of the SMI Entities to indemnify DCI for any Indemnified DCI Claims pursuant to SECTION 10.2, and the maximum liability of the Acquisition Corp. to indemnify DCI pursuant to SECTION 10.2A, shall be limited to an aggregate amount equal to the lesser of (i) the Base Amount, subject to reduction by the amount of all such claims previously paid by any such indemnitor and (ii) the product of the Base Amount multiplied by the fraction described in SECTION 10.6(a)(II), each at the time such indemnitor is obligated to pay an Indemnified DCI Claim or claim as described in SECTION 10.2A.

         (c) In determining the amounts of Indemnified SCI Claims and Indemnified DCI Claims under this ARTICLE X, any amounts actually reimbursed under insurance coverage shall be taken into account (net of the expenses of recovery); PROVIDED, HOWEVER, that the applicable Indemnitee shall use all commercially reasonable efforts to collect all amounts reimbursable under such policies as promptly as practicable; and Tax Benefits realized by an Indemnitee on account of and within one year following the matter resulting in such claims shall also be taken into account. If amounts are reimbursed under insurance coverage subsequent to the indemnification for Losses under this ARTICLE, the Indemnified DCI Party or Indemnified SCI Party, as applicable, shall reimburse the respective indemnitor in an amount equal to the amounts subsequently received under insurance coverage (net of expenses of recovery).

         (d) In determining the amounts of Indemnified SCI Claims under this
ARTICLE X, any amounts actually recovered from a Securitization trust related to a Residual shall be taken into account (net of the expenses of recovery); PROVIDED, HOWEVER, that the Indemnitee shall use all commercially reasonable efforts to collect all amounts recoverable from Securitization trusts as promptly as practicable.

SECTION 10.7.     NO CONSEQUENTIAL OR LOST PROFITS DAMAGES.

         No party to this Agreement nor any Indemnified DCI Party or any Indemnified SCI Party, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim for indemnification under this ARTICLE X, other than (i) incidental, indirect, consequential or punitive damages or damages for lost profits awarded to third parties and (ii) lost profits directly related to the breach of representation or warranty giving rise to the right to indemnification hereunder; PROVIDED that in no event shall any indemnified party be entitled to damages based upon diminution in value of the SMI Entities, lost opportunity or speculative lost profits.

                                   ARTICLE XI.

                 COVENANTS OF THE ACQUISITION CORP. AND SCI AND
                 COVENANTS RELATING TO A DISQUALIFIED CHANGE OF
                               CONTROL TRANSACTION

SECTION 11.1.     COVENANTS OF ACQUISITION CORP. AND SCI.

         The Acquisition Corp. and SCI, jointly and severally, agree for the sole benefit of DCI and its Affiliates, until the later of (i) the date of final distribution with respect to all of the

Residuals as a result of either amortization of the Related Mortgage Loans, exercise of a clean-up call option, or one or more resecuritization transactions in which all such Residuals are retired, or (ii) the date that the representations, warranties, covenants, or agreements of the SMI Entities contained in any of the Securitization Documents cease to be effective with respect to all of the Related Mortgage Loans:

         (a) To cause the SMI Entities to perform on a timely basis their respective agreements, covenants and obligations hereunder; and

         (b) Not to, directly or indirectly, enter into or permit the SMI Entities to engage in a Change of Control Transaction unless the Person or Group that is a party to such Change of Control Transaction (x) executes an agreement for the benefit of DCI assuming and agreeing to perform all of the obligations of the Acquisition Corp. and the SMI Entities hereunder and under the Securitization Documents, (y) obtains before consummation of such Change of Control Transaction all consents and approvals required to be obtained under the Securitization Documents and (z) with respect to any Change of Control Transaction occurring within three years of the Acquisition Closing, either has the Servicer Rating or agrees to maintain Meritech in Substantially the Same Condition for the period ending on the third anniversary of the Acquisition Closing or is a party to a Disqualified Change of Control Transaction as to which DCI has a Subservicing Right under SECTION 11.2 hereof.

SECTION 11.2. CERTAIN MATTERS RELATING TO A DISQUALIFIED CHANGE OF CONTROL TRANSACTION.

         Notwithstanding anything herein to the contrary, if the Acquisition Corp. and/or the SMI Entities (in this section of this Agreement collectively, the "Acquisition Corp.") enter into any Disqualified Change of Control
Transaction:

         (a) The Acquisition Corp. shall first give DCI prompt written notice of its intent to enter into a Disqualified Change of Control Transaction. Such notice shall contain the name of the proposed acquiror and the expected dates of execution of the related definitive agreement and consummation of the proposed transaction; provided that DCI agrees to execute a confidentiality agreement containing customary provisions and exceptions at the time such notice is given. At or before the time the Acquisition Corp. gives the notice required by the first sentence, it will give written notice to the proposed acquiror that the Subservicing Right exists and may be considered by DCI. DCI, at its option, shall have the right (the "Subservicing Right") for a period of 15 business days after the receipt of such notice to notify the Acquisition Corp. of DCI's intention to require SMI, as master servicer, to enter into an Acceptable Subservicing Agreement with respect to all Securitizations for which SMI then acts as master servicer. A list of Securitizations for which SMI currently acts as master servicer is attached as EXHIBIT I. If DCI does not give such notice within such 15 business day period, it shall be deemed to have agreed to the Disqualified Change of Control Transaction. In no event shall DCI be entitled to exercise the Subservicing Right with respect to a proposed Disqualified Change of Control Transaction that is proposed to be agreed to after the third anniversary of the Acquisition Closing.

         (b) If DCI exercises the Subservicing Right, the Acquisition Corp. will solicit bids from at least four Qualified Subservicers mutually acceptable to the Acquisition Corp. and DCI, or such lesser number as the Acquisition Corp. and DCI may mutually agree. In connection with the solicitation of all bids, the Acquisition Corp. must advise all prospective Qualified Subservicers that their bids must assume that they will not receive fees for the services requested in excess of the servicing fees received by the SMI Entities pursuant to the Securitization Documents, which shall in all events be paid by the Acquisition Corp. or the SMI Entities and not DCI. Upon receipt of all bids, the Acquisition Corp. will promptly consult with DCI about the details of the bids, and after such consultation will select the bid that contains the most favorable terms and conditions to the SMI Entities, taking into account the views of DCI.

         (c) Upon selection of the Qualified Subservicer as provided in paragraph (b) above, the Acquisition Corp. and the SMI Entities will promptly:

             (i) enter into an Acceptable Subservicing Agreement with the Qualified Subservicer covering the Securitizations with respect to which SMI then acts as master servicer;

             (ii) take all actions under the Securitization Documents necessary to enable the Acceptable Subservicing Agreement to be entered into, including without limitation obtaining any and all required consents of trustees, rating agencies and/or certificateholders; and

             (iii) take all other actions necessary or appropriate to assure the timely and uneventful servicing and transfer to, and appointment of, the Qualified Subservicer.

         (d) This SECTION 11.2 shall survive the consummation of any Change of Control Transaction until the third anniversary of the Acquisition Closing.


                                  ARTICLE XII.

                                 MISCELLANEOUS

SECTION 12.1.     AMENDMENT AND MODIFICATION; WAIVER OF PROVISIONS.

         This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 12.2.     SUCCESSORS AND ASSIGNS; ASSIGNMENTS.

         All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. Subject to the provisions of SECTION 11.1(b) and SECTION 11.2, no party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties, and any such attempted assignment or delegation without such consent shall be null and void, it being understood that a re-securitization of the Excluded Assets (and related transactions) shall not constitute an impermissible assignment or delegation.

SECTION 12.3.     NOTICES.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, by courier, by telecopy or by mail (regular, certified or registered), postage prepaid, addressed as follows:

                  If to DCI:

                                    Dominion Capital, Inc.
                                    100 Tredegar Street
                                    Richmond, VA  23219
                                    Attn:  Charles E. Coudriet
                                    Telephone:  (804) 819-2309
                                    Telecopy:  (804) 819-2214

                  with a copy to:

                                    Dominion Resources Services, Inc.
                                    100 Tredegar Street
                                    Richmond, VA 23220
                                    Attn:  Mark O. Webb
                                    Telephone:  (804) 819-2140
                                    Telecopy:  (804) 819-2202

                  If to SMI or Meritech:

                                    Saxon Mortgage, Inc.
                                    4880 Cox Road
                                    Glen Allen, VA  23060
                                    Attn:  Michael L. Sawyer
                                    Telephone:  (804) 967-7497
                                    Telecopy:  (804) 967-5826
                  and:
                                    Meritech Mortgage Services, Inc.
                                    4708 Mercantile Drive North
                                    Fort Worth, Texas  76137
                                    Attn:  Dennis G. Stowe
                                    Telephone:  (817) 665-7201
                                    Telecopy:  (817) 665-7401

                  with a copy to:

                                    Saxon Mortgage, Inc.
                                    4880 Cox Road
                                    Glen Allen, VA 23060
                                    Attn:  Richard D. Shepherd
                                    Telephone:  (804) 967-7079
                                    Telecopy:  (804) 967-7679



or to such other address as a party may from time to time designate in writing in accordance with this section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by personal delivery, or (ii) on the first Business Day after sending, if sent by courier or overnight delivery, or (iii) on the third Business Day after sending, if sent by mail (regular, certified or registered); PROVIDED, HOWEVER, that notice of change of address shall be effective only upon receipt.

SECTION 12.4        LAW GOVERNING.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the choice of law provisions thereof.

SECTION 12.5.       COUNTERPARTS.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

SECTION 12.6.       ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the parties, and supersedes and cancels any and all prior agreements between them, relating to the subject matter hereof.

SECTION 12.7.       SEVERABILITY.

         Should any provision of this Agreement for any reason be declared invalid or unenforceable, (i) such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect, and (ii) the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law, but only to the extent that such enforceability or application is in accordance with the intent of the parties as evidenced by this Agreement.

SECTION 12.8.     SPECIFIC PERFORMANCE.

         The parties acknowledge that the Excluded Assets are unique and recognize and affirm that in the event of a breach of this Agreement by the SMI Entities, money damages may be inadequate and DCI may have no adequate remedy at law. Accordingly, the parties agree that DCI shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the obligations of SMI and Meritech hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

SECTION 12.9.       NO SET-OFF RIGHTS.

         No party hereto shall have the right to recoup its Losses against any payments it owes to another party in lieu of seeking indemnification in the manner provided in this Agreement.

SECTION 12.10.   NO THIRD-PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any Person, including without limitation FBR or the purchasers of stock in the Offering, trustees of Securitization trusts, or holders of Class A or Class B certificates in Securitization trusts, other than the parties hereto and their respective permitted successors and assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.


                                      MERITECH MORTGAGE SERVICES, INC.


                                      By: /s/ DENNIS STOWE
                                         ---------------------------------------
                                         Name:  DENNIS STOWE
                                              ----------------------------------
                                         Its:   PRESIDENT
                                              ----------------------------------


                                      SAXON MORTGAGE, INC.


                                      By: /s/ MICHAEL L. SAWYER
                                         ---------------------------------------
                                         Name:  MICHAEL L. SAWYER
                                              ----------------------------------
                                         Its:   PRESIDENT
                                              ----------------------------------


                                      DOMINION CAPITAL, INC.


                                      By: /s/ CHARLES E. COUDRIET
                                         ---------------------------------------
                                         Name:  CHARLES E. COUDRIET
                                              ----------------------------------
                                         Its:   PRESIDENT & CEO
                                              ----------------------------------

                                      SAXON CAPITAL INC.


                                      By: /s/ ROBERT G. PARTLOW
                                         ---------------------------------------
                                         Name:  ROBERT G. PARTLOW
                                              ----------------------------------
                                         Its:   SENIOR VICE PRESIDENT & CFO
                                              ----------------------------------




                                      SAXON CAPITAL ACQUISITION CORP.


                                      By: /s/ MICHAEL L. SAWYER
                                         ---------------------------------------
                                         Name:  MICHAEL L. SAWYER
                                              ----------------------------------
                                         Its:   PRESIDENT
                                              ----------------------------------

                                                                       Exhibit G

             Transferee Delivery Requirements for SASTA Certificates

(1) Definitions: for purposes of this Exhibit, "Transferee" shall mean DCI; and all capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the applicable Securitization Documents.

(2) With respect to all Certificates to be transferred, the Transferee must provide the Trustee with:

         (a) a Transferee Agreement (Exhibit E to the Standard Terms to Trust Agreement (the "Standard Terms")) or a Rule 144A Agreement (Exhibit D to the Standard Terms); and

         (b) a Benefit Plan Affidavit (Exhibit F to the Standard Terms) and a Benefit Plan Opinion, if required in order to comply with such benefit Plan Affidavit.

(3) In addition to the items set forth in (2) above, the Transferee of the Class R Certificates must provide the Trustee with:

         (a)      a Residual Transferee Agreement (Exhibit G to the Standard
                  Terms);

         (b) a Disqualified Organization Affidavit (Exhibit H-2 to the Standard Terms).